Press Release	Source: Q.E.P. Co., Inc.

Exhibit 99.1

Q.E.P. Co., Inc., Announces Acquisition of Mexican Flooring and Specialty Tools Manufacturer

Wednesday November 3, 9:50 am ET

BOCA RATON, Fla.—(BUSINESS WIRE)—Nov. 3, 2004—Q.E.P. Co., Inc. (Nasdaq:QEPC - News), today announced that it has acquired the assets of Roberts Mexicana, S.A. de C.V. (“Roberts Mexicana”), a Mexican manufacturer and distributor of flooring and specialty tools to wholesale and retail markets. Last year, Roberts Mexicana had sales of approximately $1 million. Roberts Mexicana was a licensee of the Roberts brand name in Mexico. This acquisition will allow Q.E.P. Co., Inc. to expand the distribution of its ceramic product line in Mexico.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P., Roberts, Q-Set and O’Tool, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.

Certain statements in this press release, including statements regarding our ability to expand the distribution of Q.E.P.’s ceramic product line, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, its ability to effectively integrate Roberts Mexicana and other acquired businesses, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Contact:

Q.E.P. Co., Inc.

Marc Applebaum, 561-994-5550

Source: Q.E.P. Co., Inc.